EXHIBIT 19.1

TRAVELZOO
INSIDER TRADING POLICY
Last Updated: September 29, 2023

TRAVELZOO
INSIDER TRADING POLICY

1.0 PURPOSE AND SCOPE.

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions involving securities of Travelzoo (including its direct and indirect subsidiaries, “Travelzoo”). Travelzoo has adopted this Policy to promote compliance by Insiders (as defined below) with applicable laws that prohibit certain persons who are aware of Material Nonpublic Information (as defined below) about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.

This Policy applies to (i) directors, officers, and employees of Travelzoo, (ii) such persons’ Family Members (as defined below), and (iii) Travelzoo contractors and consultants who have access to Material Nonpublic Information concerning Travelzoo (collectively, “Insiders”).

2.0 CERTAIN DEFINED TERMS.

2.1Executive Officers. The officers listed as “executive officers” in Travelzoo’s annual proxy statement.

2.2Family Members: Family members of a person, including a spouse, who reside with such person, anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in Travelzoo Securities (as defined below) are directed by such person or are subject to such person’s influence or control (e.g., parents or children who consult with such person before they trade in Travelzoo Securities).

2.3Restricted Insiders: Members of the Board of Directors, Executive Officers and certain other employees who may be notified from time to time by the Corporate Secretary that they are Restricted Insiders, including certain members of Travelzoo’s Finance department.

2.4Material Nonpublic Information: Any information that a reasonable investor would consider important in making a decision to purchase, hold, or sell securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a press release or in a report filed with the U.S. Securities and Exchange Commission (the “SEC”)).

2.5Travelzoo Securities: Any securities issued by or related to Travelzoo.

3.0 THE POLICY

3.1Restrictions Applicable to all Insiders

a.General Prohibition on Insider Trading. If an Insider has Material Nonpublic Information relating to Travelzoo, it is Travelzoo’s policy that neither that person nor any Family Member of such person may buy or sell Travelzoo Securities or engage in any other action to take advantage of, or pass on to others, that information.

•Whether or not it is during one of the blackout periods set forth below, you may not trade in Travelzoo Securities when you have knowledge of material information concerning Travelzoo which has not been disclosed to the public.
•You also may not disclose Material Nonpublic Information to anyone, except to persons within Travelzoo whose positions require them to know it, until it has been publicly disseminated. Such “tips” may result in friends, relatives or others trading stock on the basis of inside information, which is prohibited by applicable securities laws.
•Prohibitions against trading on the basis of Material Nonpublic Information apply to everyone, whether or not you are an officer or director.

From time to time, Travelzoo may determine that certain types of transactions by Insiders in Travelzoo Securities shall be prohibited or shall be permitted only with the prior written consent of the Chair of the Audit Committee.

b.No Trading During Blackout Periods. Whether or not you are in possession of Material Nonpublic Information, you may not trade in Travelzoo Securities during the following blackout periods imposed by Travelzoo:
•March 28th (or such date that is otherwise announced) through the date of Travelzoo’s public announcement of quarterly earnings;
•June 28th (or such date that is otherwise announced) through the date of Travelzoo’s public announcement of quarterly earnings;
•September 28th (or such date that is otherwise announced) through the date of Travelzoo’s public announcement of quarterly earnings;
•December 28th (or such date that is otherwise announced) through the date of Travelzoo’s public announcement of quarterly earnings; and
•such other times as the Chair of the Audit Committee, General Counsel or Chief Accounting Officer may announce from time to time.
These quarterly periods are intended to cover the time shortly before and after Travelzoo announces its financial results. The Chair of the Audit Committee may, on a case-by- case basis, authorize trading in Travelzoo Securities outside of a trading window due to special circumstances.1

c.Additional Blackout Periods for Directors and Section 16 Officers (as defined below) Relating to Share Repurchases. In addition to the blackout periods stated above at b., Directors and Section 16 Officers may not trade in Travelzoo Securities within 4 business days before and after any announcement by Travelzoo relating to the adoption, amendment or termination of a share repurchase program.

d.Penalties for Violations of Insider Trading Laws. Individuals who trade on Material Nonpublic Information (or tip information to others who trade) can be liable for civil and criminal penalties, in addition to legal and disciplinary action from Travelzoo, including dismissal for cause.

3.2Additional Restrictions Applicable to Certain Insiders.

a.Mandatory Pre-Clearance of Transactions by Restricted Insiders.

•All Restricted Insiders must obtain prior clearance before he, she or a Family Member makes any purchases or sales of Travelzoo Securities, even if during an open trading window.

•For Executives Officers (other than the Global Chief Executive Officer), and any other employee considered as a Restricted Insider, the Global Chief Executive Officer or the Chair of the Audit Committee should pre-clear any trades, and for directors (other than the Chair of the Audit Committee) and the Global Chief Executive Officer, the Chair of the Audit Committee should pre-clear any trades. For the Chair of the Audit Committee, the Chair of the Board should pre-clear any trades. Restricted Insiders must fill out the form, entitled “Insider Trading Compliance Program Pre-Clearance Checklist” (Exhibit A) no later than two (2) days prior to the proposed trade date.

•Prior clearance is required for Restricted Insiders for all purchases or sales of Travelzoo Securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

b.Section 16 Officers. Executive Officers, directors and principal shareholders (which include beneficial owners of more than 10% of any class of equity securities of Travelzoo) that fall under Section 16 need to comply with the rules regarding the filing of Forms 3s, 4s and 5s and the prohibition against short swing trades, as set forth in more detail on Exhibit B attached hereto.

c.Restricted and Control Securities. When you acquire “restricted securities” or hold “control securities”, you may be subject to the requirements of Rule 144, as set forth in more detail on Exhibit B attached hereto. These requirements are also set forth in the check boxes on the pre-clearance form.

d.Clawback Policy. Senior Executives (as defined in that certain Clawback Policy attached hereto as Exhibit C) and any performance-based compensation granted to such Senior Executives after October 10, 2022, are subject to the Company’s Clawback Policy, as set forth in further detail on Exhibit C attached hereto and incorporated by reference herein.

3.3Certain Transactions Not Subject to Trading Restrictions.

Stock Option Exercises. Subject to Section 3.2(b), this Policy does not apply to the exercise of employee stock options awarded by Travelzoo’s Board of Directors where no Travelzoo stock is sold in the market to fund the exercise price of an option. However, this Policy does apply to (i) any sale of shares subject to an employee stock option as part of a cashless exercise of an option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of shares to generate the consideration needed to fund the exercise price of an option. For the avoidance of doubt, this does not include the net settlement of taxes by the Company in connection with an option exercise, but solely the net settlement of the exercise price.

4.0 POLICY INTERPRETATION AND AMENDMENTS.

The foregoing is meant to be a brief summary of certain significant requirements of securities rules and is not intended to be exhaustive. These restrictions have been revised frequently in the past and can be expected to be further revised from time to time in the future. It is important to remember that the ultimate responsibility for adhering to this Policy and the law and avoiding improper trading rests with you. It is imperative that you use your best judgment in these matters.

Failure to comply with this Policy is inconsistent with the requirements of Travelzoo’s Guide to Business Conduct and Ethics and may therefore subject you to disciplinary action, up to and including possible termination of employment without further notice or warning, whether or not your failure to comply with this Policy results in a violation of law. Potential penalties for insider trading violations that have been imposed by law can be severe and may include imprisonment and substantial criminal fines and civil fines.

If you have any particular questions concerning any of these matters, please contact the Legal Department so that your questions can be considered by the appropriate corporate officers or referred to counsel.

1 The securities laws allow for specific safe harbors from insider trading liability, such as a written trading plan pursuant to Rule 10b5- 1(c) of the Exchange Act, the potential availability of which may also be discussed when obtaining prior clearance from the Chair of the Audit Committee. Note that certain cooling-off periods apply from the date of the adoption of a (new or modified) trading plan before trading can commence pursuant to the plan and that a representation is required at the time of the adoption of the (new or modified) plan that the insider is not aware of any material nonpublic information and is adopting the plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-5. With very limited exceptions, the use of multiple overlapping trading plans is prohibited, and a plan providing for only one single trade is permissible only once per twelve-month period. Throughout the use of a trading plan, the insider must act in good faith with respect to the plan (which includes, but is not limited to a prohibition to enter into or alter a corresponding or hedging transaction or position in the securities). Cf. also Exhibit B to this Policy (Additional Information Related to Directors, Officers and Principal Stockholders).

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EXHIBIT A

TRAVELZOO
INSIDER TRADING COMPLIANCE PROGRAM
PRE-CLEARANCE CHECKLIST

This Pre-Clearance Checklist applies to members of the Travelzoo executive team and members of the Board of Directors and is to be submitted no later than two (2) days prior to the proposed trade date.

Name on Certificate:

Trade Type (Buy/Sell):

Number of Shares to be Traded: Up to shares

Manner of Trade: Broker Transaction

Proposed Trade Date:
(10 trading days maximum)

☐    Trading Window. Confirm that the trade will be made during Travelzoo’s "trading window”.

☐    Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.

☐    Form 4. Ensure that a Form 4 has been or will be completed and will be timely filed.

☐    Prohibited Trades. Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a "short sale," put, call or other prohibited or strongly discouraged transaction.

☐    Security Memo. Confirm that the attached memo has been reviewed.

Rule 144 Compliance. If applicable, confirm that:

☐    Current public information requirement has been met (i.e., all 10-K, 10-Q and other reports during the last twelve months have been filed);

☐    Shares are not restricted or, if restricted, the applicable holding period has been met;

☐    Volume limitations (greater of 1% of outstanding Common Stock or average weekly trading volume last four weeks) are not exceeded (confirm the individual is not part of an aggregated group);

☐    The manner of sale requirements have been met ("broker's transaction" or directly with market maker); and

☐    The Notice of Form 144 has been completed and filed.

☐    Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding Travelzoo that has not been adequately disclosed to the public, (ii) the individual has discussed with the applicable Chair of the Audit Committee (or other applicable review as set forth in the Insider Trading Policy) any information known to the individual or the Chair of the Audit Committee (or other applicable reviewer) which the individual believes may be material and (iii) there are no events which have imposed a special prohibition on trading by the individual.

I am not trading on material nonpublic information:

Signature of Review                    Signature of Individual
(Chair of Audit Committee or
Chair of the Board or
Global Chief Executive Officer)

Date                            Date

EXHIBIT B

Additional Information Related to Directors, Officers and Principal Stockholders

Below sets forth certain information and obligations for directors, officers and principal stockholders and provides information related to the pre-clearance checklist on the insider trading compliance form required to be filled out and approved prior to trading in Travelzoo Securities.

1.1Section 16. Executive officers, directors and principal shareholders (which include beneficial owners of more than 10% of any class of equity securities of Travelzoo) that fall under Section 16 need to comply with the rules regarding the filing of Forms 3s, 4s and 5s and the prohibition against short swing trades.

•Definition of Section 16 “Officer.” The SEC rules define the term “officer” as Travelzoo’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy- making function, or any other person who performs similar policy-making functions for Travelzoo. Officers of Travelzoo’s subsidiaries are deemed officers of Travelzoo if they perform such policy-making functions for Travelzoo. Typically, the list of officers for Section 16 purposes is co-extensive with the officers listed as “executive officers” in Travelzoo’s annual proxy statement.

•Forms 3, 4 and 5. Corporate insiders, meaning a company's Section 16 officers and directors, and any beneficial owners of more than ten percent of a class of the company's securities must file with the SEC a statement of ownership regarding the securities it trades. Each newly designated Section 16 officer or director must file an “Initial Statement of Beneficial Ownership of Securities” on Form 3 listing the amount of Travelzoo’s securities that the officer or director beneficially owns within ten days of becoming an officer, director, or beneficial owner. Any changes in ownership are reported on Form 4 and must be reported to the SEC within two business days following the day on which a transaction resulting in a change in such beneficial ownership has been executed. When, due to an exemption or oversight, a transaction was not reported on Form 3 or 4, a Form 5 needs to be filed with the SEC no later than 45 days after the company’s fiscal year ends. Form 4s and Form 5s must identify any transactions intended to qualify for the trading plan safe harbor of Rule10b5-1. To enable Travelzoo to fulfill its obligations under applicable securities laws, corporate insiders shall provide Travelzoo upon request with additional information about their trading in Travelzoo shares (including, but not limited to, a written representation that no Form 5 is required).

•For more information on the required filing of Forms 3, 4 and 5 please review, http://www.sec.gov/answers/form345.htm. Travelzoo is available to assist in filing Section 16 reporting, however, the obligation to comply with Section 16 is personal.

•“Short Swing Profits.” Under Section 16(b), any insider (including family members and others) who engages in any purchase and sale (or sale and purchase) of any equity security of Travelzoo within any period of less than six months is required to pay over to Travelzoo any “short-swing profits” realized on such transactions. If Travelzoo fails to collect such profit, any shareholder may bring suit to recover such profit. There are lawyers who specialize in monitoring the reports filed by insiders, and very quickly bring legal actions to enforce the recovery of profits if they see any trading that might violate Section 16(b). The liability imposed under Section 16(b) is imposed without regard to the intent or good faith of the insider and without regard to whether the insider has in fact traded on non-public information.

1.2Rule 10b5-1: Trading Plans. Rule 10b5-1(c)(1) provides an affirmative defense to insider trading liability (Section 10(b) and Rule 10b-5 under the Securities Exchange Act of 1934) where a pre-set trading plan, established at a time when the insider on whose behalf the trading plan is executed, was not in possession of material nonpublic information, is executed. Travelzoo is under an obligation to disclose the existence and material terms (other than price) of any Rule 10b5-1 trading plan or similar plan of a director or officer in its quarterly and annual reports on Form 10-Q and 10-K. Therefore, any director or officer using a Rule 10b5-1 trading plan or similar plan is under the obligation to promptly inform Travelzoo about such plan in detail sufficient for Travelzoo to fulfill its disclosure obligations.

1.3Rule 144: Selling Restricted or Control Securities. When you acquire “restricted securities” (defined below) or hold “control securities” (defined below), you may be subject to the requirements of Rule 144. These requirements are set forth in the check boxes on the pre-clearance form.

•What Are Restricted and Control Securities?

“Restricted securities” are securities acquired in unregistered, private sales from the issuing company or from an affiliate of the issuer. Restricted securities are typically acquired in non- public transactions from either the issuer or an affiliate of the issuer. Investors generally receive restricted securities through private placement offerings, employee stock benefit plans or directly from Travelzoo.

“Control securities” are those held by an affiliate of Travelzoo. An “affiliate” is a person, such as an executive officer, a director or large shareholder, in a relationship of control with the issuer. Control means the power to direct the management and policies of the company in question, whether through the ownership of voting securities, by contract, or otherwise. The directors, executive officers and principal stockholders of Travelzoo are generally considered “affiliates” of Travelzoo. If you buy securities from a controlling person or "affiliate," you take restricted securities, even if they were not restricted in the affiliate's hands.

If you acquire restrictive securities, you almost always will receive a certificate stamped with a "restrictive" legend. The legend indicates that the securities may not be resold in the marketplace unless they are registered with the SEC or are exempt from the registration requirements. Certificates for control securities usually are not stamped with a legend.

•What are the Conditions of Rule 144?

If you want to sell your restricted or control securities to the public, you can meet the applicable conditions set forth in Rule 144. The rule is not the exclusive means for selling restricted or control securities, but provides a "safe harbor" exemption to sellers. The rule's 5 conditions are summarized below:

1)Current Public Information. There must be adequate current information about the issuing company publicly available before the sale can be made. For reporting companies, such as Travelzoo, this generally means that the companies have complied with the periodic reporting requirements of the Securities Exchange Act of 1934 (i.e., all 10-K, 10-Q and other reports during the last twelve months have been filed).

2)Holding Period. Before you may sell any restricted securities in the marketplace, you must hold them for a certain period of time. Given that Travelzoo is a “reporting company” that is subject to the reporting requirements of the Securities Exchange Act of 1934, you must hold the securities for at least six months. The relevant holding period begins when the securities were bought and fully paid for. The holding period only applies to restricted securities. Because securities acquired in the public market are not restricted, there is no holding period for an affiliate who purchases securities of Travelzoo in the marketplace. But the resale of an affiliate's shares as control securities is subject to the other conditions of the rule.

3)Trading Volume Formula. If you are an affiliate, the number of equity securities you may sell during any three-month period cannot exceed the greater of 1% of the outstanding common stock or the average reported weekly trading volume during the prior four weeks. The four calendar weeks is calculated based on the filing of a Form 144, or if no form was filed, the date of receipt of the order to execute the transaction.

•The SEC could consider people that are affiliated or associated with each other (such as they are acting together in selling stock or an immediate family member living in the same household is also selling stock) as a group and apply an aggregation principle to determine volume limitations. Thus, you will be asked to confirm that you are not part of an aggregated group.

4)Ordinary Brokerage Transactions. If you are an affiliate, the sales must be handled in all respects as routine trading transactions, and brokers may not receive more than a normal commission. Neither the seller nor the broker can solicit orders to buy the securities.

•Filing a Notice of Proposed Sale With the SEC. If you are an affiliate, you must file a notice with the SEC on Form 144 if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period.

•If I Am Not an Affiliate of Travelzoo, What Conditions of Rule 144 Must I Comply With?

If you are not (and have not been for at least three months) an affiliate of Travelzoo and have held the restricted securities for at least six months, you may sell the securities as long as you satisfy the current public information condition.

For more information on Section 144, please direct them to Travelzoo’s General Counsel or Chair of the Audit Committee and review, http://www.sec.gov/investor/pubs/rule144.htm.

EXHIBIT C

CLAWBACK POLICY

If the Board of Directors (the “Board”) determines that a Senior Executive (as defined below) has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by that Senior Executive on the basis of performance during fiscal periods materially affected by the restatement. This would include annual cash incentive/bonus awards and all forms of equity-based compensation. If, in the Board’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that Senior Executive of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Generally, this review would include consideration of:

•the Board’s view of what performance-based compensation would have been awarded to or earned by the Senior Executive had the financial statements been properly reported;
•the nature of the events that led to the restatement;
•the conduct of the Senior Executive in connection with the events that led to the restatement;
•whether the assertion of a claim against the Senior Executive could prejudice Travelzoo’s overall interests and whether other penalties or punishments are being imposed on the Senior Executive, including by third parties such as regulators or other authorities; and
•any other facts and circumstances that the Board deems relevant.

Any recoupment under this Policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

For purposes of this Policy, “Senior Executives” means Travelzoo’s executive officers (as defined under the Securities and Exchange Act of 1934, as amended), Travelzoo’s other principal corporate officers (as elected by the Board) and other key employees who are designated from time to time by the Board. Nothing contained in this Policy will limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Senior Executive.

The Board may delegate one or more of the duties or powers described in this Policy to one or more Committees of the Board consisting solely of independent directors.

As adopted by the Board of Directors of the Company on October 10, 2022